Exhibit: 10.39

William M. Burns
F. Hoffmann-La Roche Ltd
Grenzacherstrasse 124
CH-4070
Basel, Switzerland

August 17, 2007

Re:	Fourth Amendment to the CellCept® Collaboration and Promotion Agreement by and between Aspreva Pharmaceuticals SA (“Aspreva”), F.Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc. (collectively, “Roche”), dated as of July 18, 2003, as amended (the “Agreement”)

Dear Bill,

Thank you for your letter of June 25, 2007. Since that time, as you know, Aspreva and Roche have been actively discussing the appropriate ways in which to update the Sales Tracking Methodology (as defined in the Agreement) used to determine payments to Aspreva by Roche as well as how to best implement those modifications. The purpose of this letter is to set out certain agreements that Aspreva and Roche (sometimes collectively referred to herein as “we” or “us”) have reached regarding such modifications to the Sales Tracking Methodology and their implementation. It is intended that such modifications, described below, would be formally approved by the JC, as provided under Section 8.5(b) of the Agreement.

As we have come to appreciate from our work with [ * ], the inclusion of [ * ] in the Sales Tracking Methodology is not appropriate, and accordingly, we agree to eliminate this item from the Sales Tracking Methodology model. To do this, we agree to implement the following [ * ] steps: [ * ]

In addition, there will be removal of [ * ] from the [ * ] calculation effective [ * ] and from the [ * ] calculation from [ * ] with [ * ] of [ * ] added back to the [ * ].

The above items are in addition to the following changes agreed by Aspreva and Roche in the [ * ] JC meeting: [ * ]

Notwithstanding the second sentence of Section 8.5(b) of the Agreement, we also agree in this case to apply the elimination of [ * ] as provided above retrospectively, to the outset of the Sales Tracking Methodology, which results in a substantive increase in the historical value of the CellCept transplant business and an equally substantive decrease of approximately fifty percent (50%) in the Baseline Residual Sales (as defined in the Agreement). The following paragraph describes the agreed-upon decrease in Baseline Residual Sales in more detail.

Further, given the elimination of the Switch Rates, we agree that the Baseline Residual Sales, set at one hundred thirty-four million (134,000,000) CHF on July 18, 2003, are now reset to be equal to sixty-two million, nine hundred twenty-seven thousand (62,927,000) CHF. All other aspects of the Baseline Residual Sales as used in our Agreement remain in effect, including without limitation all aspects of Section 8.7 regarding adjustments to the Baseline Residual Sales and the like.

Finally, notwithstanding our retrospective application of the elimination of the [ * ] and adjustment of Baseline Residual Sales, we are not recalculating or disturbing the royalties paid historically to Aspreva, nor will we revisit or alter any such amounts paid to date by Roche to Aspreva.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

In the interest of preserving integrity within the Sales Tracking Methodology through this transition, we agree that the [ * ] is set to [ * ] effective [ * ].

We also agree that the JC has a continuing obligation to review proposed new data which may serve to improve upon the Sales Tracking Methodology, in good faith. Each of us takes this duty quite seriously. Accordingly, we also agree that as new data becomes available, each of Roche and Aspreva will continue to have the right to propose that such new data be utilized in the Sales Tracking Methodology, and that the JC has a continuing obligation to review any such new data in the future, such as the full restatement of the [ * ]. For clarity, the foregoing paragraph is not intended to amend the Agreement, but merely to reiterate Roche’s and Aspreva’s commitment to those obligations that are already included in Section 8.5(b) of the Agreement.

If the foregoing captures our agreements and understandings on the Sales Tracking Methodology modifications and their implementation, please indicate your agreement by signing and returning the duplicate original of this letter to Aspreva.

Aspreva Pharmaceuticals SA

By:	/s/ John A. Parkinson
Name:     John Parkinson

Title:	VP Finance

F. Hoffmann-La Roche Ltd

By:	/s/ Stefan Arnold
Name:     Stefan Arnold

Title:	Attorney at Law

F. Hoffmann-La Roche Ltd

By:	/s/ W. M. Burns
Name:     W. M. Burns

Title:	CEO Pharma Division, Roche

Hoffmann-La Roche Inc.

By:	/s/ Gary J. Zieziula
Name:     Gary J. Zieziula

Title:	V. P. Commercial Operations

8/28/07

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2